Exhibit 5.1

November 3, 2015	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Mead Johnson Nutrition Company
2701 Patriot Blvd.

Glenview, Illinois 60026

Re:                             Mead Johnson Nutrition Company
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Mead Johnson Nutrition Company, a Delaware corporation (the “Company”), in connection with the offer and sale of $750,000,000 aggregate principal amount of 3.000% Senior Notes due 2020 (the “2020 Notes”) and $750,000,000 aggregate principal amount of 4.125% Senior Notes dues 2025 (the “2025 Notes”, and together with the 2020 Notes, the “Securities”) as set forth in the Prospectus Supplement dated October 29, 2015 (the “Prospectus Supplement”) as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended.

The Securities will be issued under an Indenture, dated as of November 1, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A. as Trustee (the “Trustee”) as supplemented by the Third Supplemental Indenture, dated as of November 3, 2015, between the Company and the Trustee (collectively, the “Indenture”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s Second Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Securities, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the  Securities will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein.

Sincerely,

/s/ Mayer Brown LLP
Mayer Brown LLP